Exhibit 99.1

401 Merritt 7

Norwalk, CT 06851

203.614.5600

www.frontier.com

Frontier Communications Reports 2016 First Quarter Results

●	Completed acquisition of California, Texas and Florida markets on April 1st
●	Maintained an attractive, sustainable dividend payout ratio, as adjusted, of 56%
●	2016 full year guidance for adjusted free cash flow, capital expenditures and cash taxes

Norwalk, Conn., May 3, 2016 — Frontier Communications Corporation (NASDAQ: FTR) today reported that it achieved solid first quarter results while preparing for the industry’s largest and most complex flashcut conversion in its new California, Texas and Florida markets.  The flashcut conversion was executed on April 1, and the Company will begin to realize financial results from its newly combined business in the coming quarters.

“We see enormous opportunity in these new markets with millions of new customers,” said Dan McCarthy, Frontier President and Chief Executive Officer.  “In addition to increased scale, these areas are each very attractive with significant growth potential. After a month of operating these properties, we are very pleased with the progress we have made and we want to thank customers for their patience during the transition period. The entire Frontier team remains focused on cultivating growth by retaining and attracting new customers. We will continue to drive Frontier’s performance to maintain free cash flow that provides an attractive and sustainable dividend payout ratio.”

Frontier reported first quarter 2016 revenue of $1,355 million, operating income of $58 million and net loss of $186 million, or $0.16 per share. Excluding acquisition related interest expense of $188 million and acquisition and integration costs of $138 million (combined after-tax impact of $200 million, or $0.17 per share), non-GAAP adjusted net income was $14 million, or $0.01 per share, for the first quarter of 2016 (See attached Schedule B).

Total revenue for the first quarter of 2016 was $1,355 million. This represents a sequential decline of $58 million, or 4%, from the  $1,413 million reported in the fourth quarter of 2015, primarily resulting from a one-time sequential decline of $40 million in the recognition of regulatory revenue that was in line with previously disclosed expectations and a decline in voice services revenue. Frontier recognized Connect America Fund Phase II (CAF II) revenue for the first time in the second half of 2015, resulting in the majority of the full year CAF II revenue being recognized in the third and fourth quarters of 2015.

Customer revenue for the first quarter of 2016 of $1,189 million decreased by $18 million, or 1%, from $1,207 million in the fourth quarter of 2015, primarily due to a decline in voice services revenue. Total residential revenue was $583 million for the first quarter of 2016, compared to $594 million in the fourth quarter of 2015. Total business revenue was $606 million for the first quarter of 2016, compared to $613 million in the fourth quarter of 2015.

At March 31, 2016, Frontier had 3,088,300 residential customers. The first quarter of 2016 resulted in a net reduction of 1.1% of our residential customers, compared to a net reduction of 0.7% in the fourth quarter of 2015.  The average monthly residential revenue per customer was $62.64 in the first quarter of 2016, a decrease of $0.50, or 0.8%, compared to the fourth quarter of 2015, due to the decline in voice services revenue.

At March 31, 2016, Frontier had 284,400 business customers. The first quarter of 2016 resulted in a net reduction of 1.7% of our business customers, similar to the fourth quarter of 2015. The average monthly business revenue per customer was $704.10,  an increase of 0.6% over the fourth quarter of 2015, as the business customer decline continued to be driven by a decrease in the number of small business customers.

At March 31, 2016,  Frontier had 2,486,700 broadband customers. We added 24,600 net broadband customers during the first quarter of 2016 compared to 28,500 net additions in the fourth quarter of 2015.

At March 31, 2016, Frontier had 543,400 video customers. The first quarter of 2016 resulted in a net reduction of 10,300 video customers, including a reduction of 6,700 satellite video customers, compared to the fourth quarter net reduction of 5,800 video customers, including a reduction of 5,400 satellite video customers.

Network access expenses for the first quarter of 2016 were $160 million, compared to $165 million in the fourth quarter of 2015. Network related expenses for the first quarter of 2016 were $326 million, compared to $318 million in the fourth quarter of 2015. Selling, general and administrative (SG&A) expenses for the first quarter of 2016 were $357 million, compared to $343 million in the fourth quarter of 2015.

Our cash operating expenses of $827 million during the first quarter of 2016 increased from $813 million in the fourth quarter of 2015 as a result of the anticipated seasonal sequential increase in payroll tax payments and higher compensation costs, primarily related to increased employee headcount due to the additional services provided by Frontier Secure® (see attached Schedule C).

Depreciation and amortization for the first quarter of 2016 was $316 million, compared to $319 million in the fourth quarter of 2015.

Acquisition and integration costs for the first quarter of 2016 were $138 million related to the Verizon transaction compared to $86 million in the fourth quarter of 2015.

Operating income for the first quarter of 2016 was $58 million and operating income margin was 4.3% compared to operating income of $182 million and operating income margin of 12.9% in the fourth quarter of 2015.

Interest expense for the first quarter of 2016 was $373 million compared to $362 million in the fourth quarter of 2015. Interest expense increased by $11 million in the first quarter, primarily due to fees for the Verizon transaction bridge loan facilities.

Income tax expense/benefit for the first quarter of 2016 was a tax benefit of $118 million compared to a tax benefit of $73 million in the fourth quarter of 2015. Frontier’s effective tax rate for the first quarter of 2016 was 38.7%.

Net income/loss was a net loss of $186 million, or $0.16 per share, in the first quarter of 2016, compared to a  net loss of $103 million, or $0.09 per share, in the fourth quarter of 2015. The first quarter of 2016 included acquisition related interest expense of $188 million and acquisition and integration costs of $138 million (combined after-tax impact of $200 million, or $0.17 per share). Excluding the impact of these items, the non-GAAP adjusted net income for the first quarter of 2016 was $14 million, or $0.01 per share, as compared to $56 million, or $0.05 per share, in the fourth quarter of 2015.

Capital expenditures for ongoing operations were $207 million for the first quarter of 2016 compared to $185 million for the fourth quarter of 2015.  In addition, acquisition related capital expenditures were $52 million in the first quarter of 2016, similar to the fourth quarter of 2015.

Operating cash flow was $374 million for the first quarter of 2016 resulting in an operating cash flow margin of 27.6%, compared to operating cash flow of $501 million and an operating cash flow margin of 35.4% for the fourth quarter of 2015.  Operating cash flow for the first quarter of 2016, as adjusted, was $528 million, or 38.9%, after excluding $138 million of acquisition and integration costs and $16 million of non-cash pension and other postretirement benefit costs, as compared to $600 million in the fourth quarter of 2015 (See attached Schedule A).

Adjusted free cash flow was $187 million for the first quarter of 2016 compared to $243 million in the fourth quarter of 2015 (See attached Schedule A).  Excluding the additional dividends paid on the common and preferred stock issued in the June 2015 equity offerings and interest costs on our September 2015 private notes offering, our dividend represented a 56% payout of adjusted free cash flow for the first quarter of 2016 compared to 43% for the fourth quarter of 2015.

Pension Contributions

Cash contributions to the pension plan were $4 million for the first quarter of 2016.  We anticipate making contributions to our pension plan of approximately $15 million to $25 million for the full year of 2016, including the impact of the Verizon Transaction.

2016 Full Year Guidance

For the full year of 2016 including the impact of the California, Texas, and Florida acquisition, Frontier’s expectation for adjusted free cash flow (as calculated per Schedule A) is in the range of $800 million to  $925 million and for capital expenditures for Frontier’s combined operations is in the range of $1,250 million to $1,400 million. Frontier expects 2016 cash taxes to be in the range of $5 million to $15 million.

Non-GAAP Measures

Frontier uses certain non-GAAP financial measures in evaluating its performance. These include non-GAAP adjusted net income, free cash flow, adjusted free cash flow, operating cash flow, adjusted operating cash flow and cash operating expenses. A reconciliation of the differences between these non-GAAP financial measures and the most comparable financial measures calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures are by definition not measures of financial performance under GAAP, and are not alternatives to operating income or net income (loss) as reflected in the statement of operations or to cash flow as reflected in the statement of cash flows, and are not necessarily indicative of cash available to fund all cash flow needs. The non-GAAP financial measures used by Frontier may not be comparable to similarly titled measures of other companies.

We believe that the presentation of these non-GAAP financial measures provides useful information to investors regarding our financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) together provide a more comprehensive view of our core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) presents measurements that investors and rating agencies have indicated to management are useful to them in assessing Frontier and its results of operations.  In addition, we believe that non-GAAP adjusted net income, free cash flow, adjusted free cash flow, operating cash flow, adjusted operating cash flow and cash operating expenses, as we define them, can assist in comparing performance from period to period, without taking into account factors affecting operating income or net income (loss) as reflected in the statement of operations, or cash flow as reflected in the statement of cash flows, including changes in working capital and the timing of purchases and payments. We also believe that using the adjusted dividend payout ratio is a better metric than the unadjusted dividend payout ratio until the completion of the Verizon Transaction.  The adjusted dividend payout ratio excludes the impact of the interest expense and dividends on the incremental capital that Frontier raised to finance the Verizon Transaction.  Frontier has shown adjustments to its financial presentations to exclude certain tax items, acquisition and integration costs, acquisition related interest expense, severance costs and non-cash pension and other postretirement benefit costs, as disclosed in the attached Schedules A, B and C, because investors have indicated to management that such adjustments are useful to them in assessing Frontier and its results of operations.

Management uses these non-GAAP financial measures to (i) assist in analyzing Frontier’s underlying financial performance from period to period, (ii) evaluate the financial performance of its business units, (iii) analyze and evaluate strategic and operational decisions, (iv) establish criteria for compensation decisions, and (v) assist management in understanding Frontier’s ability to generate cash flow and, as a result, to plan for future capital and operational decisions.

These non-GAAP financial measures have certain shortcomings.  In particular, free cash flow does not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments and dividends are not deducted in determining such measure. Operating cash flow has similar shortcomings, as interest, income taxes, capital expenditures, debt repayments and dividends are not deducted in determining this measure.  Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents filed with the U.S. Securities and Exchange Commission.

Conference Call and Webcast

We will host a conference call today at 8:30  A.M. Eastern time.  In connection with the conference call and as a convenience to investors, Frontier furnished today, on a Current Report on Form 8-K, additional materials regarding first quarter 2016 results. The conference call will be webcast and may be accessed at http://investor.frontier.com/events.cfm.

A telephonic replay of the conference call will be available beginning at noon Eastern time, Tuesday, May 3, 2016 through Sunday, May 8, 2016 at noon Eastern time via dial-in at 888-203-1112 for U.S. and Canadian callers or, outside the United States and Canada, at 719-457-0820. Use the passcode 8836469 to access the replay. A webcast replay of the call will be available at www.frontier.com/ir.

About Frontier Communications

Frontier Communications Corporation is a leader in providing communications services to urban, suburban, and rural communities in 29 states. Frontier offers a variety of services to residential customers over its fiber-optic and copper networks, including video, high-speed internet, advanced voice, and Frontier Secure® digital protection solutions. Frontier Business Edge™ offers communications solutions to small, medium, and enterprise businesses.  Frontier’s approximately 29,800 employees are based entirely in the United States. More information about Frontier is available at www.frontier.com.

Forward-Looking Statements

This document contains "forward-looking statements," related to future, not past, events. Forward-looking statements address our expected future business and financial performance and financial condition, and contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," or "target." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: risks related to the acquisition of properties from Verizon, including our ability to successfully integrate operations, our ability to realize anticipated cost savings, the sufficiency of the assets acquired from Verizon, our ability to migrate Verizon’s operations from Verizon owned and operated systems and processes to our owned and operated systems and processes successfully, our ability to enter into or obtain, or delays in entering into or obtaining, agreements and consents necessary to operate the acquired business as planned, on terms acceptable to us, and increased expenses incurred due to activities related to the transaction; our ability to meet our debt and debt service obligations; competition from cable, wireless and wireline carriers and satellite companies and the risk that we will not respond on a timely or profitable basis; our ability to successfully adjust to changes in the communications industry, including the effects of technological changes and competition on our capital expenditures, products and service offerings; reductions in revenue from our voice customers that we cannot offset with increases in revenue from broadband and video subscribers and sales of other products and services; our ability to maintain relationships with customers, employees or suppliers; the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks; continued reductions in switched access revenues as a result of regulation, competition or technology substitutions; the effects of changes in the availability of federal and state universal service funding or other subsidies to us and our competitors; our ability to effectively manage service quality in our territories and meet mandated service quality metrics; our ability to successfully introduce new product offerings; the effects of changes in accounting policies or practices, including potential future impairment charges with respect to our intangible assets; our ability to effectively manage our operations, operating expenses, capital expenditures, debt service requirements and cash paid for income taxes and liquidity, which may affect payment of dividends on our common and preferred shares; the effects of changes in both general and local economic conditions on the markets that we serve; the effects of increased medical expenses and pension and postemployment expenses; the effects of changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments; our ability to successfully renegotiate union contracts; changes in pension plan assumptions, interest rates, regulatory rules and/or the value of our pension plan assets, which could require us to make increased contributions to the pension plan in 2016 and beyond; adverse changes in the credit markets or in the ratings given to our debt securities by nationally accredited ratings organizations, which could limit or restrict the ability, or increase the cost, of financing to us; the effects of state regulatory cash management practices that could limit our ability to transfer cash among our subsidiaries or dividend funds up to the parent company; the effects of severe weather events or other natural or man-made disasters, which may increase our operating expenses or adversely impact customer revenue; the impact of potential information technology or data security breaches or other disruptions; and the other factors that are described in our filings with the U.S. Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q. These risks and uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update or revise these forward-looking statements.

INVESTOR CONTACT:	MEDIA CONTACT:
Luke Szymczak	Brigid Smith
Vice President, Investor Relations	AVP, Corporate Communications
(203) 614-5044	(203) 614-5042
luke.szymczak@FTR.com	brigid.smith@FTR.com

TABLES TO FOLLOW

Frontier Communications Corporation

Consolidated Financial Data

	For the quarter ended
($ in millions and shares in thousands, except per share amounts)	March 31,	December 31,	March 31,
	2016	2015	2015

Statement of Operations Data
Revenue	$1,355	$1,413	$1,371

Operating expenses:
Network access expenses	160	165	155
Network related expenses (1)	326	318	325
Selling, general and administrative expenses (1)	357	343	330
Depreciation and amortization	316	319	341
Acquisition and integration costs (2)	138	86	57
Total operating expenses	1,297	1,231	1,208

Operating income	58	182	163

Investment and other income, net	11	4	1
Interest expense	373	362	245

Loss before income taxes	(304)	(176)	(81)
Income tax benefit	(118)	(73)	(30)

Net loss (2)	(186)	(103)	(51)

Less: Dividends on preferred stock	54	53	-
Net loss attributable to Frontier
common shareholders	$(240)	$(156)	$(51)

Weighted average shares outstanding - basic	1,164,041	1,161,148	994,716

Basic net loss per common share (3)	$(0.21)	$(0.14)	$(0.05)

Non-GAAP adjusted basic net income
per common share (3)(4)	$0.01	$0.05	$0.02

Other Financial Data
Capital expenditures - Business operations	$207	$185	$170
Capital expenditures - Integration activities	52	52	10
Operating cash flow, as adjusted (4)	528	600	564
Adjusted free cash flow (4)	187	243	197
Free cash flow (4)	(45)	12	197
Dividends paid - Common Stock	123	123	105
Dividends paid - Preferred Stock	54	53	-
Dividend payout ratio, as adjusted (5)	56%	43%	54%

(1)	Includes severance costs of $1 million for the quarter ended March 31, 2015.
(2)

Reflects acquisition and integration costs of $138 million ($85 million or $0.07 per share after tax),  $86 million ($47 million or $0.04 per share after tax), and $57 million ($35 million or $0.04 per share after tax) for the quarters ended March 31, 2016, December 31, 2015, and March 31, 2015, respectively.

(3)	Calculation based on weighted average shares outstanding-basic.
(4)	Reconciliations to the most comparable GAAP measures are presented in Schedules A and B at the end of these tables.
(5)	Represents dividends paid on shares outstanding prior to the June 2015 equity offerings divided by adjusted free cash flow, as determined in Schedule A.

Note:  As of March 31, 2016, there were 1,172,658 shares of common stock and 19,250 shares of mandatory convertible preferred stock (Series A) outstanding.

Frontier Communications Corporation

Consolidated Financial Data

	For the quarter ended
	March 31, 2016	December 31, 2015	March 31, 2015
($ in millions)
Selected Statement of
Operations Data
Revenue:
Voice services	$467	$482	$525
Data and internet services	587	589	575
Other	135	136	133
Customer revenue	1,189	1,207	1,233
Switched access and subsidy	166	206	138
Total revenue	$1,355	$1,413	$1,371

Other Financial Data
Revenue:
Residential	$583	$594	$617
Business	606	613	616
Customer revenue	1,189	1,207	1,233
Switched access and subsidy	166	206	138
Total revenue	$1,355	$1,413	$1,371

Frontier Communications Corporation

Consolidated Financial and Operating Data

	For the quarter ended
	March 31,	December 31,	March 31,
	2016	2015	2015

Customers (in thousands)	3,372	3,413	3,494	(1)
Residential customer metrics:
Customers (in thousands)	3,088	3,124	3,193	(1)
Average monthly residential revenue per customer	$62.64	$63.14	$64.13
Customer monthly churn	1.83%	1.76%	1.78%

Business customer metrics:
Customers (in thousands)	284	289	301	(1)
Average monthly business revenue per customer	$704.10	$700.03	$678.15

Employees	20,416	19,160	17,815
Broadband subscribers (in thousands)	2,487	2,462	2,377	(2)
Video subscribers (in thousands)	543	554	574	(2)
Switched access minutes of use (in millions)	3,540	3,761	3,948

(1)	468,200 residential customers, 48,800 business customers and 517,000 total customers were acquired at the time of the October 2014 Connecticut acquisition.
(2)	384,800 broadband subscribers and 191,600 video subscribers were acquired at the time of the October 2014 Connecticut acquisition.

Frontier Communications Corporation

Condensed Consolidated Balance Sheet Data

($ in millions)
	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$500	$936
Accounts receivable, net	544	571
Restricted cash	8,352	8,444
Other current assets	180	180
Total current assets	9,576	10,131

Property, plant and equipment, net	8,495	8,493
Other assets - principally goodwill	8,383	8,460
Total assets	$26,454	$27,084

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due within one year	$370	$384
Accounts payable and other current liabilities	1,364	1,509
Total current liabilities	1,734	1,893

Deferred income taxes and other liabilities	3,970	4,069
Long-term debt	15,496	15,508
Equity	5,254	5,614
Total liabilities and equity	$26,454	$27,084

Frontier Communications Corporation

Consolidated Cash Flow Data

($ in millions)	For the quarter ended March 31,
	2016	2015

Cash flows provided from (used by) operating activities:
Net loss	$(186)	$(51)
Adjustments to reconcile net loss to net cash provided from (used by)
operating activities:
Depreciation and amortization	316	341
Pension/OPEB costs	16	2
Stock based compensation expense	8	7
Amortization of deferred financing costs	21	61
Other non-cash adjustments	-	(11)
Deferred income taxes	(119)	(33)
Change in accounts receivable	26	87
Change in accounts payable and other liabilities	(144)	(138)
Change in other current assets	-	(16)
Net cash provided from (used by) operating activities	(62)	249

Cash flows provided from (used by) investing activities:
Capital expenditures - Business operations	(207)	(170)
Capital expenditures - Integration activities	(52)	(10)
Network expansion funded by Connect America Fund - Phase I	-	(9)
Cash transferred from escrow	92	-
Net cash used by investing activities	(167)	(189)

Cash flows provided from (used by) financing activities:
Proceeds from long-term debt borrowings	-	3
Financing costs paid	(6)	-
Long-term debt payments	(24)	(129)
Dividends paid on common stock	(123)	(105)
Dividends paid on preferred stock	(54)	-
Other	-	(2)
Net cash used by financing activities	(207)	(233)

Decrease in cash and cash equivalents	(436)	(173)
Cash and cash equivalents at January 1,	936	682

Cash and cash equivalents at March 31,	$500	$509

Supplemental cash flow information:
Cash paid (received) during the period for:
Interest	$524	$189
Income taxes (refunds), net	$(32)	$17

Schedule A

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended
($ in millions)	March 31,	December 31,	March 31,
	2016	2015	2015

Operating Income to Adjusted Operating Cash Flow
to Free Cash Flow

Revenue	$1,355	$1,413	$1,371
Less: Total operating expenses	1,297	1,231	1,208
Operating income	58	182	163

Depreciation and amortization	316	319	341
Operating cash flow	374	501	504

Add back:
Acquisition and integration costs	138	86	57
Pension/OPEB costs (1)	16	13	2
Severance costs	-	-	1
Adjusted operating cash flow	528	600	564

Add back:
Interest and dividend income	11	4	1
Stock based compensation	8	8	7

Subtract:
Cash paid (refunded) for income taxes	(32)	1	17
Capital expenditures - Business operations(2)	207	185	170
Interest expense (3)	185	183	188
Adjusted free cash flow	$187	$243	$197
Dividends on preferred stock	(54)	(53)	-
Incremental interest on new debt	(178)	(178)	-
Free cash flow	$(45)	$12	$197

Operating income margin (Operating income
divided by revenue)
As Reported	4.3%	12.9%	11.9%
As Adjusted (4)	15.6%	19.9%	16.2%

Operating cash flow margin (Operating cash flow
divided by revenue)
As Reported	27.6%	35.4%	36.7%
As Adjusted	38.9%	42.5%	41.1%

(1)

Reflects pension and other postretirement benefit (OPEB) expense, net of capitalized amounts,  of $21 million, $18 million and $19 million for the quarters ended March 31, 2016, December 31, 2015, and March 31, 2015,  respectively, less cash pension contributions and certain OPEB costs/payments of $5 million, $5 million and $17 million for the quarters ended March 31, 2016, December 31, 2015, and March 31, 2015,  respectively.

(2)	Excludes capital expenditures for integration activities.
(3)

Excludes interest expense of $10 million and $58 million for the quarters ended March 31, 2016 and 2015, respectively,  related to commitment fees on bridge loan facilities. Also excludes $178 million in each of the quarters ended March 31, 2016 and December 31, 2015 of interest expense related to the September 2015 private debt offering in connection with financing the Verizon transaction.

(4)	Excludes acquisition and integration costs, pension/OPEB costs and severance costs.

Schedule B

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

($ in millions, except per share amounts)
	For the quarter ended
	March 31, 2016		December 31, 2015		March 31, 2015
Net income (loss)	Net Income (Loss)	Basic Earnings (Loss) Per Share	Net Income (Loss)	Basic Earnings (Loss) Per Share	Net Income (Loss)	Basic Earnings (Loss) Per Share

GAAP, as reported
Net loss	$(186)	$(0.16)	$(103)	$(0.09)	$(51)	$(0.05)
Dividends on preferred stock	(54)	(0.05)	(53)	(0.05)	-	-
Net loss attributable to
Frontier common shareholders	(240)	(0.21)	(156)	(0.14)	(51)	(0.05)
Acquisition and integration costs	85	0.07	47	0.04	35	0.04
Severance costs	-	-	-	-	1	-
Acquisition related interest expense (1)	115	0.10	105	0.09	36	0.04
Certain tax items (2)	-	-	7	0.01	-	-
Dividends on preferred stock	54	0.05	53	0.05	-	-
Non-GAAP, as adjusted (3)	$14	$0.01	$56	$0.05	$21	$0.02

(1)

Represents interest expense related to commitment fees on bridge loan facilities in connection with the Verizon transaction. Also includes interest expense related to the September 2015 private debt offering in connection with financing the Verizon transaction.

(2)

Includes impact arising from federal research and development credits, the domestic production activities deduction, changes in certain deferred tax balances and the net impact of uncertain tax positions.

(3)	Non-GAAP, as adjusted may not sum due to rounding.

Schedule C

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended
($ in millions)	March 31,	December 31,	March 31,
	2016	2015	2015

Operating Expenses to Cash Operating Expenses

Total operating expenses	$1,297	$1,231	$1,208

Subtract:
Depreciation and amortization	316	319	341
Acquisition and integration costs	138	86	57
Pension/OPEB costs	16	13	2
Severance costs	-	-	1
Cash operating expenses	$827	$813	$807